Exhibit 21
CON-WAY INC.
SIGNIFICANT SUBSIDIARIES
December 31, 2006
          Con-way and its significant subsidiaries were:

		State or
	Percent of	Province or
	Stock Owned	Country of
Parent and Significant Subsidiaries	by Con-way	Incorporation

Con-way Inc.		Delaware

Significant Subsidiaries of Con-way Inc.:

Con-way Freight Inc.	100	Delaware

Menlo Worldwide, LLC	100	Delaware